AMENDMENT TO

ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

THIS AMENDMENT is made as of July 1, 2010, by and between The James Advantage Funds (the “Trust”), James Investment Research, Inc. (the “Adviser”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust, the Adviser and ALPS have entered into an Administration, Bookkeeping and Pricing Services Agreement dated February 22, 2010 (the “Agreement”);

WHEREAS, effective June 26, 2010, James Equity Fund (the “Equity Fund”) was liquidated;

WHEREAS, effective July 1, 2010, James Micro Cap Fund (the “Micro Cap Fund”) was added as a series of the Trust;

WHEREAS, the Trust, the Adviser and ALPS wish to modify the Agreement to reflect the liquidation of Equity Fund and addition of the Micro Cap Fund.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Appendix A – List of Funds. Appendix A of the Agreement is replaced in its entirety with the attached Appendix A.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

The James Advantage Funds		ALPS Fund Services, Inc.

By: /s/ Thomas L. Mangan	By:	/s/ Jeremy O. May
Name: Thomas L. Mangan		Name: Jeremy O. May
Title: Vice President		Title: President

James Investment Research, Inc.

By: /s/ Thomas L. Mangan

Name: Thomas L. Mangan

Title: Senior Vice President

APPENDIX A

LIST OF FUNDS

Dated as of July 1, 2010

James Balanced: Golden Rainbow Fund

Institutional Class Shares: GLRIX

Retail Class Shares: GLRBX

James Small Cap Fund (JASCX)

James Mid Cap Fund (JAMDX)

James Market Neutral Fund (JAMNX)

James Micro Cap Fund (JMCRX)